Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 3, 2024, except for the third paragraph of Note 13, as to which the date is July 15, 2024, with respect to the financial statements of Artiva Biotherapeutics, Inc., incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Diego, California

July 18, 2024